EXHIBIT (a)(23)

Advanced Semiconductor Engineering, Inc.

FOR IMMEDIATE RELEASE

IR Contact:

Iris Wu, Manager irissh_wu@aseglobal.com Tel: +886.2.6636.5678 http://www.aseglobal.com

ASE’s Response to SPIL Employees’ Petition in front of the Republic of China

Ministry of Labor Headquarter

September 18, 2015 –Advanced Semiconductor Engineering, Inc. (TAIEX stock code: 2311, NYSE: ASX) (the “Company” or “ASE”) announced today that the Company’s public tender offer for Siliconware Precision Industries Co., Ltd (“SPIL”) shares (the “Tender Offer”) is conducted in accordance with the applicable rules and regulations. The Company reiterates that it seeks to explore avenues of cooperation with SPIL but otherwise intends its investment in SPIL to be a pure financial investment. ASE will not intervene in SPIL’s operations and therefore could not possibly affect the rights and interests of SPIL’s employees through this Tender Offer.

Moreover, throughout our long-term operations in the industry, our Company has nurtured talents and created numerous employment opportunities for Taiwan. In the past ten years, the number of ASE employees in Taiwan increased from 25,274 to 35,686 as of this year. We have always viewed our employees as the Company’s greatest asset. As such, we strive to create a favorable work environment and conditions for our employees to fulfill our social responsibility.

ASE also believes that the government’s relevant ministry (e.g. the Bureau of Labor Funds) will uphold their professionalism and objective stance as they strive to achieve the greatest rights and benefits for our country’s labor force. We hope that all sectors of society will respect their own decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire Common Shares or ADSs of SPIL may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of common shares and ADSs will tender their common shares and ADSs and whether the purchase of common shares and ADSs could adversely affect the liquidity and market value of the remaining common shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on ASE’s business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in ASE’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. ASE filed a tender offer statement on Schedule TO with the SEC on August 24, 2015 (as from time to time amended and supplemented, the “Schedule TO”). The offer to purchase common shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) and ADSs is only being made pursuant to the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the US Offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries). Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.